Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

July 22, 2005

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported second quarter and year-to-date net income and earnings per share, announced a dividend declaration, and reported the implementation of the re-engineering process of the “Standards of Excellence – Phase II” project.

The Company reported net income of $1.55 million, or $0.32 per diluted share, for the quarter ended June 30, 2005, and $3.22 million, or $0.66 per diluted share, for the six months ended June 30, 2005. For the second quarter, net income decreased $270 thousand, or 14.8%, from second quarter 2004 net income of $1.82 million. Earnings per diluted share decreased $0.05 from $0.37 in the same quarter of the prior year. For the six months ended June 30, 2005, net income decreased 13.7% and earnings per share decreased 14.3%, respectively, over net income and diluted earnings per share for the six months ended June 30, 2004. Primary factors influencing net income for the quarter and year-to-date have been an increase in net interest income, fueled by modest growth in average earning assets, offset completely by an increase in noninterest expense. For the quarter and year-to-date periods, respectively, changes in the major income statement categories are: net interest income up $364 thousand, or 5.1%, and $390 thousand, or 2.7%; loan loss provision down $79 thousand, or 28.5%, and $411 thousand, or 66.6%; noninterest income excluding realized gain on securities up $78 thousand, or 7.4%, and $90 thousand, or 4.4%; and noninterest expense up $642 thousand, or 11.4%, and $1.4 million, or 13.0%. On a year to date basis in noninterest expense, the salaries and benefits increase of $862 thousand is attributable to normal merit increases, staffing of two new branches, an increase in retirement cost and the salaries and benefits associated with personnel to build an infrastructure that can accommodate the planned growth of the company. In addition, $150 thousand of the $235 thousand increase in the year to date occupancy expense is related to two branch openings in December 2004 and June 2005.

The Company’s re-engineering program was implemented in May of 2005 with the restructuring and centralizing of the operations support areas for deposits and loans. In addition, the general ledger system was overhauled to provide better management reporting. These actions, along with the continued expansion of our branch system reflect a conscious decision by the Company to emphasize long term growth of shareholder value while forgoing short-term profits.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 10.4% and 0.88%, respectively, for the quarter ended June 30, 2005, compared to 12.4% and 1.06%, respectively for the second quarter of 2004. Annualized ROE and ROA were 10.8% and 0.93%, respectively, for the six months ended June 30, 2005, compared to 12.9% and 1.10%, respectively, for the six months ended June 30, 2004.

Asset quality improved in the quarter with a significant decrease in impaired and nonperforming loans with the nonaccrual loan ratio reaching an historical low at June 30, 2005. Improved asset quality has allowed the Company to reduce its loan provision expense as compared to historical levels. Nonperforming assets as a percentage of total loans decreased to 0.59%, compared to 0.96% at June 30, 2005. Annualized net charge-offs were 0.14% of average loans for the quarter and 0.16% for the first six months of 2005, compared to 0.16% in the second quarter of 2004, 0.16% for the first six months of 2004 and 0.22% for the full year 2004.

Total assets increased by $44.9 million, compared to one year ago, reaching a record level of $732.4 million at June 30, 2005. Average loans of $524.7 million for the second quarter of 2005 were up 6.5% compared to $492.5 million in the second quarter of 2004. Average deposits of $598.6 million reflect an increase of 1.7% compared to $588.8 million in the same quarter of 2004. Average borrowings for the second quarter 2005 of $45.7 million were up 28.6% compared to $35.5 million for the same period in 2004.

In an effort to fund loan growth with lower cost funds, the Company took advantage of two opportunities in the second quarter by borrowing from the FHLB. The Company entered a leveraged transaction in order to match fund some loans, locking in a reasonable spread and continued its practice of utilizing Federal Home Loan Bank of Atlanta borrowing when the cost of borrowed funds is below the cost of new interest-bearing deposits.

President and CEO Joe A. Shearin is also pleased to announce that the Board of Directors declared a dividend of $0.15 per share, payable August 15, 2005 to shareholders of record on August 1, 2005. Shearin stated, “We are pleased to bring our investors another sound earnings report. Despite the extraordinary expenses in connection with Sarbanes-Oxley and the Standards of Excellence Engagement Phase II, the Company continues to produce healthy returns to our shareholders. We continue to invest heavily into the improvement of the Company’s infrastructure, with a long-term focus on becoming the Best of the Best. I am extremely pleased with the progress we have made in consolidating our loan and branch operations as well as our accounting and treasury management functions at the Holding Company level. Our primary goals are to provide a high level of quality service, while streamlining our operations areas to provide economies of scale, and implement consistent best practices. These initiatives support our growth and acquisition strategy by enabling the Company to move towards a state of preparedness, thereby, positioning itself to take advantage of growth opportunities.”

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio which comprises approximately 19.0% of the Company’s total assets

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)	Three months Ended June 30		Six months Ended June 30
	2005	2004	2005	2004
Income Statements
Interest income	$10,511	$9,786	$20,590	$19,660
Interest expense	3,030	2,669	5,839	5,299

Net interest income	7,481	7,117	14,751	14,361
Provision for loan losses	198	277	206	617
Service charges on deposits	735	725	1,396	1,406
Other noninterest income	402	334	758	658
Gain on securities sales	(5)	164	121	246
Salaries and benefits	3,578	3,128	7,137	6,279
Occupancy and equipment	856	781	1,745	1,507
Other noninterest expense	1,842	1,725	3,521	3,194
Income tax expense	590	610	1,197	1,343

Net income	$1,549	$1,819	$3,220	$3,731
Earnings per share, basic and assuming dilution	$0.32	$0.37	$0.66	$0.77

Selected Ratios
Return on average assets	0.88%	1.06%	0.93%	1.10%
Return on average equity	10.40%	12.40%	10.82%	12.90%
Net interest margin	4.68%	4.63%	4.69%	4.72%

Balance Sheets at Period End
Loans, net of unearned interest			$536,187	$499,454
Total assets			732,450	687,857
Deposits			602,846	591,323
Other borrowings			62,953	34,504
Shareholders’ equity			61,047	56,262
Book value per share			12.48	11.54

Average Balance Sheets for the Quarter
Loans, net of unearned interest	$524,701	$492,530	519,769	489,797
Total assets	709,502	689,872	701,174	683,765
Deposits	598,590	588,846	593,213	583,865
Other borrowings	45,728	35,546	42,971	35,720
Shareholders’ equity	59,767	59,044	60,031	58,161

Asset Quality at Period End
Allowance for loan losses			6,459	6,735
Nonperforming assets			3,178	4,795
Net charge-offs	183	191	422	378
Net charge-offs to average loans for the quarter	0.14%	0.16%	0.16%	0.16%
Loan loss reserve % of total loans			1.20%	1.35%
Nonperforming assets % of total loans & OREO			0.59%	0.96%